Exhibit 99.1

American Spectrum Realty Reports 2010 Year End Results

HOUSTON--(BUSINESS WIRE)--March 31, 2011--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for year ended December 31, 2010.

Rental revenue for the year ended 2010 increased by $18.6 million, or 56% in comparison to the year ended December 31, 2009. The increase in rental revenue was primarily due to the consolidation of variable interest entities (“VIE”) which resulted in additional rental revenues of approximately $20.0 million. Rental revenue for owned properties decreased by approximately $1.4 million, principally due to an increase in rent concessions. The decrease in rental revenue for owned properties was also attributable to a decrease in occupancy. The weighted average occupancy of the Company’s owned properties decreased from 82% at December 31, 2009 to 81% at December 31, 2010.

Third party management and leasing revenue increased $3.5 million for the year ended December 31, 2010 when compared to the year ended December 31, 2009. The increase was due to an increase in third party management and leasing revenues attributable to the Company’s third party management and leasing contracts.

The Company’s net loss attributable to common stockholders for the year ended December 31, 2010 was $8.3 million, or $2.76 per share, compared to a net loss attributable to common stockholders of $8.5 million, or $2.94 per share, for the year ended December 31, 2009. The net loss for 2010 included an impairment charge of $3.4 million and income from discontinued operations of $2.8 million.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was ($739,000) for the year ended December 31, 2010 as compared to $1,367,000 for the year ended December 31, 2009. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net loss attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the years ended December 31, 2010 and 2009 (in thousands):

	Years Ended December 31,
	2010	2009
Net loss attributable to the Company	$(8,037)	$(8,272)
Depreciation and amortization from discontinued operations	-	456
Gain on sale of discontinued operations	4,315	-
Impairment expense	3,387	-
Deferred income tax benefit	(5,108)	(5,521)
Depreciation and amortization attributable to the Company’s owned properties	13,334	14,704
FFO	$(739)	$1,367

The decrease in FFO for the year ended December 31, 2010 compared to the year ended December 31, 2009 was in large part attributable to the Evergreen acquisition, costs associated with the acquisition of 2620-2630 Fountain View and other business development costs.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 30 office, industrial and retail properties aggregating approximately 2.8 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Realty Management, LLC, a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)

	Years Ended December 31,
	2010	2009
REVENUES:
Rental revenue	$51,627	$33,018
Third party management and leasing revenue	3,742	239
Interest and other income	274	40
Total revenues	55,643	33,297
EXPENSES:
Property operating expense	21,542	15,837
General and administrative	9,659	4,572
Depreciation and amortization	23,807	14,704
Interest expense	21,840	13,307
Impairment expense	3,387	-
Total expenses	80,235	48,420

Loss from continuing operations before deferred income tax benefit	(24,592)	(15,123)

Deferred income tax benefit	6,749	5,631
Loss from continuing operations	(17,843)	(9,492)

Discontinued operations:
Income from operations	173	300
Gain on sale of discontinued operations	4,315	-
Income tax expense	(1,641)	(110)
Income from discontinued operations	2,847	190

Net loss, including non-controlling interests	$(14,996)	$(9,302)

Plus: Net loss attributable to non-controlling interests	6,959	1,030

Net loss attributable to American Spectrum Realty, Inc.	(8,037)	(8,272)

Preferred stock dividend	(240)	(240)

Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(8,277)	$(8,512)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(3.45)	$(3.00)

Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	0.69	0.06

Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(2.76)	$(2.94)

Basic and diluted weighted average shares used	2,916,145	2,812,048

Amounts attributable to American Spectrum Realty, Inc. common stockholders
Loss from continuing operations	$(10,288)	$(8,440)
Income from discontinuing operations	$2,011	$168
Net loss	$(8,277)	$(8,512)

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO